OSHKOSH CORPORATION
DEFINED CONTRIBUTION EXECUTIVE RETIREMENT PLAN

Effective January 1, 2013

TABLE OF CONTENTS
Page
ARTICLE 1. PURPOSE AND STATUS    1
Section 1.1.Purpose    1
Section 1.2.Plan Status    1
ARTICLE 2. DEFINITIONS AND CONSTRUCTION    1
Section 2.1.Definitions    1
Section 2.2.“Active Participant”    1
Section 2.3.“Account”    1
Section 2.4.“Administrator”    1
Section 2.5.“Affiliate”    1
Section 2.6.“Beneficiary”    2
Section 2.7.“Board”    2
Section 2.8.“Change in Control”    2
Section 2.9.“Code”    2
Section 2.10.“Committee”    2
Section 2.11.“Company”    2
Section 2.12.“Compensation”    2
Section 2.13.“Defined Contribution”    2
Section 2.14.“Employee”    2
Section 2.15.“Employer”    2
Section 2.16.“ERISA”    2
Section 2.17.“Inactive Participant”    2
Section 2.18.“Investment Options”    3
Section 2.19.“Investment Plan”    3
Section 2.20.“Officer”    3
Section 2.21.“Participant”    3
Section 2.22.“Plan Year”    3
Section 2.23.“Separation from Service”    3
Section 2.24.“Unforeseeable Emergency”    3
Section 2.25.“Valuation Date”    4
Section 2.26.“Years of Officer Service”    4
Section 2.27.Construction    4
ARTICLE 3. PARTICIPATION AND YEARS OF SERVICE    4
Section 3.1.Participating Employees    4
Section 3.2.Cessation of Participation    4
ARTICLE 4. ACCOUNTS AND CONTRIBUTIONS    5
Section 4.1.Establishment of Accounts    5
Section 4.2.Annual Allocations    5
ARTICLE 5. VESTING; CHANGE IN CONTROL    6
Section 5.1.Vesting of Account Balances    6
Section 5.2.Effect of Change in Control    7
Section 5.3.Maximum Payment Limitation    7
ARTICLE 6. HYPOTHETICAL INVESTMENT OPTIONS    9
Section 6.1.Investment Election    9
Section 6.2.Accounts Are For Record Keeping Purposes Only    9

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ARTICLE 7. DISTRIBUTION OF ACCOUNTS    9
Section 7.1.Election of Form of Distribution    9
Section 7.2.Distributions in Cash    9
Section 7.3.Time of Distribution    9
Section 7.4.Distribution of Remaining Account Following Participant’s Death    10
Section 7.5.Distribution in Event of Unforeseeable Emergency    11
Section 7.6.Tax Withholding    11
Section 7.7.Offset    11
ARTICLE 8. GENERAL PROVISIONS    12
Section 8.1.Administration    12
Section 8.2.Restrictions to Comply with Applicable Law    12
Section 8.3.Funding    13
Section 8.4.Continuation of Plan    13
Section 8.5.Right to Amend, Suspend or Terminate    13
Section 8.6.Rights to Benefits    13
Section 8.7.Titles    14
Section 8.8.Separability    14
Section 8.9.Authorized Officers    15
Section 8.10.No Contract of Employment    15
Section 8.11.Data    15
Section 8.12.Restrictions Upon Assignments and Creditors’ Claims    15
Section 8.13.Applicable Law    15
APPENDIX 117

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Article 1.
PURPOSE AND STATUS
Section 1.1.    Purpose. Oshkosh Corporation (the “Company”) established this Defined Contribution Executive Retirement Plan (the “Plan”) effective January 1, 2013 to provide supplemental defined contribution retirement benefits to a select group of highly compensated employees in addition to those benefits provided under the Company’s tax-qualified retirement plans.
Section 1.2.    Plan Status. The Plan is an unfunded plan maintained primarily for the purpose of providing retirement benefits to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and is intended to comply with the provisions of Code Section 409A, and any regulations issued thereunder. The Plan shall be interpreted and administered consistent with this intent. The Committee reserves the right to amend the Plan to the full extent necessary to comply with guidance issued under Code Section 409A without the consent or mutual agreement of the Participants.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Section 2.1.    Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth in Article 2, and where the meaning is intended, the initial letter of the word is capitalized.
Section 2.2.    “Active Participant” means a Participant who is a current Employee of the Company or an Affiliate.
Section 2.3.    “Account” means the record keeping account or accounts maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.
Section 2.4.    “Administrator” means the Executive Vice President, Chief Administration, and Human Resources Officer (or any successor position thereto), or such person’s delegate.
Section 2.5.    “Affiliate” means: (a) a corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as the Employer; (b) an unincorporated trade or business which is under common control with the Employer (as determined under Code Section 414(c)); (c) an organization which, together with the Employer, is a member of the same affiliated service group (as determined under Code Section 414(m)); and (d) any other entity required to be aggregated under Code Section 414(o).

Section 2.6.    “Beneficiary” means the person(s) or entity(ies) designated by a Participant to be his beneficiary for purposes of this Plan as provided in Section 7.4.
Section 2.7.    “Board” means the Board of Directors of the Company.
Section 2.8.    “Change in Control” means a change in management or a change in ownership of the Company as defined in the Participant’s Key Executive Employment and Severance Agreement (“KEESA”) in effect on the date that such a change in control occurs or, in the absence of such an agreement, as defined in Appendix 1, attached to this Plan and incorporated herein by reference.
Section 2.9.    “Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
Section 2.10.    “Committee” means the Human Resources Committee of the Board or its successor in substantial functions.
Section 2.11.    “Company” means Oshkosh Corporation, and its successors as provided in this Plan.
Section 2.12.    “Compensation” means an Active Participant’s base pay, including base pay amounts deferred pursuant to a compensation reduction agreement under Code Section 125, Code Section 132(f), Code Section 401(k) or any nonqualified deferred compensation arrangement; and annual bonus or annual incentive payments made to the Active Participant during the applicable Plan Year. The annual compensation limit set forth in Code Section 401(a)(17) shall not apply. Only Compensation earned after the date an individual becomes an Active Participant will be counted hereunder.
Section 2.13.    “Defined Contribution” means the employer non-elective contribution made under the Investment Plan, excluding any matching contribution.
Section 2.14.    “Employee” means any person in the employ of the Company or an Affiliate, except for a person compensated solely on a retainer or fee basis.
Section 2.15.    “Employer” means the Company and any Affiliates that employ or employed any Participant.
Section 2.16.    “ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.
Section 2.17.    “Inactive Participant” means a Participant with a fully or partially vested Account hereunder who (a) is no longer an Employee of the Company or an Affiliate, or (b) has been removed as an Active Participant by the Committee.

Section 2.18.    “Investment Options” means the alternatives made available to Participants under the Investment Plan, which shall be used for the purpose of measuring hypothetical investment experience attributable to a Participant’s Account.
Section 2.19.    “Investment Plan” means the Oshkosh Corporation and Affiliates Tax Deferred Investment Plan, or any successor thereto.
Section 2.20.    “Officer” means any individual who is elected by the Board to be an officer of the Company as a Vice President, Senior Vice President, Executive Vice President, President or Chief Executive Officer.
Section 2.21.    “Participant” means any person who has become eligible to participate in the Plan in accordance with Article 3, and who has not ceased to have rights to a benefit hereunder.
Section 2.22.    “Plan Year” means the calendar year.
Section 2.23.    “Separation from Service” means a Participant’s death, retirement, or other termination of employment from the Company and all Affiliates for any reason, provided the termination is a good-faith and complete termination of the relationship with the Company, in accordance with Treasury Regulation 1.409A-1(h), which is incorporated herein by this reference. As set forth in greater detail in such regulations:
(a)    If an employee Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract. If the period of the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day of the seventh (7th) month of the leave of absence.
(b)    If a Participant provides only insignificant services to the Company or an Affiliate, the Participant will be deemed to have incurred a Separation from Service. For this purpose, a Participant is considered to be providing insignificant services if he or she provides services at an annual rate that is twenty percent (20%) or less of the services rendered by such individual, on average, during the immediately preceding thirty-six (36) months (or, if employed less than thirty-six (36) months, such lesser period of service or employment with the Company).
(c)    If a Participant continues to provide services to the Company or an Affiliate in a capacity other than as an employee, the Participant will not be deemed to have incurred a Separation from Service if the Participant is providing services at an annual rate that is at least fifty percent (50%) of the services rendered by such individual, on average, during the immediately preceding thirty-six (36) months of employment (or, if employed less than thirty-six (36) months, such lesser period of employment).

Section 2.24.    “Unforeseeable Emergency” means a severe financial hardship of the Participant, resulting from any of the following:
(a)    an illness or accident of the Participant, his or her spouse or dependent (as defined in Code Section 152(a) without regard to Section 152(b)(1), (b)(2), and (d)(1)(B));
(b)    a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or
(c)    other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrator in accordance with Treasury Regulation Section 1.409A-3(i)(3).
Section 2.25.    “Valuation Date” means the last day of each Plan Year and each other date that the Investment Options are valued pursuant to the Investment Plan.
Section 2.26.     “Years of Officer Service” means the aggregate of all periods of employment as an Officer of Oshkosh Corporation, including service before this Plan’s effective date, but excluding periods of employment with the Company or any Affiliate in any other capacity. Only whole Years of Officer Service shall be considered hereunder. Each period of 365 days, whether or not consecutive, shall constitute one whole year.
Section 2.27.    Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.
ARTICLE 3.
PARTICIPATION AND YEARS OF SERVICE
Section 3.1.    Participating Employees. Each executive Employee recommended by the Chief Executive Officer of the Company and approved by the Committee to participate in the Plan shall become a Participant, effective on the date of the Committee’s approval. Each Participant’s right to benefits under this Plan shall vest in accordance with Article 5 hereof.
Section 3.2.    Cessation of Participation. Unless determined otherwise by the Committee, while a Participant remains an Employee he shall be an Active Participant and shall receive allocations as provided under the Plan. At the time a Participant becomes an Inactive Participant, he or she shall no longer receive allocations under this Plan. If and when a Participant with an unvested or partially vested Account ceases to be an Employee, he shall cease to be a Participant as of such date and shall forfeit that portion of his Account that is not vested.

ARTICLE 4.
ACCOUNTS AND CONTRIBUTIONS
Section 4.1.    Establishment of Accounts. The Company shall establish an Account for each Participant with an opening Account balance of zero, and shall credit to each such Account the amounts specified in Section 4.2.
Section 4.2.    Annual Allocations.
(a)    Eligibility for Annual Allocation. Each Participant shall be entitled to an annual allocation to his Account as of the last day of a Plan Year or his earlier date of Separation from Service to the extent the Participant meets the eligibility requirements for a Defined Contribution.
(b)    Amount of Annual Allocation. If a Participant is eligible for an annual allocation pursuant to subsection (a), the amount allocated to his Account as of the last day of the Plan Year or date of Separation from Service, as applicable, shall be determined as follows:
(1)    If the Participant was a participant in the Oshkosh Corporation Executive Retirement Plan as of December 31, 2012, his allocation shall be an amount equal to the percentage of his Compensation for the Plan Year that corresponds to the Participant’s age as of the last day of such Plan Year as set forth in the following table:

Age	Percentage
44 or below	10%
45-50	12.5%
51 or above	15%

(2)    If the Participant was not a participant in the Oshkosh Corporation Executive Retirement Plan as of December 31, 2012, his allocation shall be an amount equal to the excess of (A) the Defined Contribution that the Company would have made to the Participant’s account under the Investment Plan in such Plan Year without giving effect to the limitations imposed by Section 401(a)(17) or Section 415 of the Code over (B) the amount of the Defined Contribution that the Company actually made to the Participant’s account under the Investment Plan with respect to such Plan Year.

ARTICLE 5.
VESTING; CHANGE IN CONTROL
Section 5.1.    Vesting of Account Balances.
(c)    Grandfathered Participants.
(1)    Except as provided in clause (2) below, each Participant who was a participant in the Oshkosh Corporation Executive Retirement Plan as of December 31, 2012 shall vest in his Account over a period of ten Years of Officer Service according to the following vesting schedule:

Years of Officer Service	Vested Percentage
0-5	0%
6	20%
7	40%
8	60%
9	80%
10	100%

(2)    Each Participant who was a participant in the Oshkosh Corporation Executive Retirement Plan as of December 31, 2012, and who as of that date (A) was age 60 or older and (B) had less than two Years of Officer Service, shall vest in his Account over a period of six Years of Officer Service according to the following vesting schedule:

Years of Officer Service	Vested Percentage
1	0%
2	20%
3	40%
4	60%
5	80%
6	100%

(d)    Non-Grandfathered Participants. Each Participant who was not a participant in the Oshkosh Corporation Executive Retirement Plan as of December 31, 2012 shall become fully vested in his Account upon completing three Years of Officer Service.

(e)    Forfeiture. Upon a Participant’s Separation from Service (including as a result of death), the non-vested amounts in his Account shall be forfeited.
Section 5.2.    Effect of Change in Control. Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control, all Participants who are employed by the Company at the time of a Change in Control shall become fully vested in their Accounts. Moreover, in the event of a Change in Control, each Participant shall be entitled to receive an immediate single sum distribution of the Account balance vested in accordance with this Article 5 within 60 days after the Participant’s Separation from Service for any reason. (Any Participant who Separated from Service before such Change in Control shall receive an immediate single sum distribution of the Participant’s Account balance within 60 days after the Change in Control.) In the event that a Change in Control occurs, (a) the Company will fund the vested Accounts under this Plan by depositing monies in a trust, as soon as possible but in no event later than three business days following the Change in Control, in an amount equal to the value of the vested Accounts as of the date the funding occurs, to assure that obligations owed to all Participants hereunder as of the date of the Change in Control shall be met; provided, however, that all monies deposited in the trust shall remain subject to the claims of the Company’s general creditors and (b) the Plan as in existence immediately prior to the Change in Control may not be (directly or indirectly) terminated, amended, or otherwise changed in any respect (other than to implement legally required amendments) during the three-year period beginning with the date of the Change in Control, without the specific written consent of the Participant (or Beneficiary in the event of the Participant’s death). The prohibition described in the preceding clause (b) shall apply to any action which affects or is intended to affect the terms and provisions of the Plan as then in effect during such three-year period, regardless of when made or effective.
Section 5.3.    Maximum Payment Limitation.
(a)    Limit on Payments. Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company or a Affiliate (in the aggregate, “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code; provided that this Section shall not apply in the case of a Participant who has in effect a valid employment contract providing that the Total Payments to the Participant shall be determined without regard to the maximum amount allowable under Section 280G of the Code. The terms “excess parachute payment” and “parachute payment” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein. Present value shall be calculated in accordance with Section 280G(d)(4) of the Code. Within forty (40) days following delivery of notice by the Company to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment, the Participant and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company’s independent auditors and acceptable to the Participant in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (1) the amount of the Base Period Income, (2) the amount and present value of Total Payments and (3) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section. As used in this Section, the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Participant. Such opinion shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Company within thirty days of his receipt of such opinion or, if the Participant fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Company shall obtain, at the Company’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this Section shall be of no further force or effect.
(b)    Employment Contract Governs. The provisions of subsection (a) above shall not apply to a Participant who has in effect an employment contract (including but not limited to a KEESA) that provides for different rules regarding how the Total Payments will be treated with respect to Sections 280G and 4999 of the Code. In such event, the terms of such employment contract regarding the impact of Sections 280G and 4999 of the Code on the Total Payments shall control.

ARTICLE 6.
HYPOTHETICAL INVESTMENT OPTIONS
Section 6.1.    Investment Election. Amounts credited to a Participant’s Account shall reflect the investment experience of the Investment Options then selected by the Participant for his accounts under the Investment Plan. As of each Valuation Date, the Administrator (or its designee) shall credit the deemed investment experience with respect to the selected (or required) Investment Options to each Participant’s Account.
Section 6.2.    Accounts Are For Record Keeping Purposes Only. Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan.

ARTICLE 7.
DISTRIBUTION OF ACCOUNTS
Section 7.1.    Election of Form of Distribution.
(c)    The two forms of distribution which may be elected under the Plan are a single lump sum payment or annual installments from two (2) to ten (10) years. In the absence of an applicable distribution election, distribution shall be made in a lump sum.
(d)    Within the first thirty (30) days after a Participant first becomes eligible to participate in the Plan, the Participant may elect the form of distribution that shall apply to the Participant’s vested Account, and such election shall remain revocable until the end of such thirty (30) day period. The election of a form of distribution as to the Participant’s Account may not subsequently be changed or revoked after it has become irrevocable.
Section 7.2.    Distributions in Cash. All distributions under the Plan shall be in cash.
Section 7.3.    Time of Distribution.
(a)    Separation from Service. Upon a Participant’s Separation from Service for any reason, the vested amount accumulated in the Participant’s Account shall be distributed, or commence to be distributed, to the Participant, or his Beneficiary in the event of the Participant’s death, as described in subsection (b) or (c), below.
(b)    Lump Sum. Lump sum distributions will be made in January of the year following the year in which the Participant’s Separation from Service occurs to those Participants whose Separation from Service occurs during the period January 1 through June 30. Lump sum distributions will be made in July of the year following the year in which the Participant’s Separation from Service occurs to those Participants whose Separation from Service occurs during the period July 1 through December 31. The lump sum distribution shall be in an amount equal to the vested balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date.
(c)    Installments. If distribution is to be made in annual installments, the first annual payment shall be made, for those Participants whose Separation from Service occurs during the period January 1 through June 30, in January of the year following the year in which the Participant’s Separation from Service occurs. For those Participants whose Separation from Service occurs during the period from July 1 through December 31 of a year, the first annual installment shall be made in July of the year following the year in which such Participant’s Separation from Service occurs. All subsequent installments shall be made in January of each year. The amount of each annual installment is determined by multiplying the vested balance of the Participant’s Account subject to installment payments as of the Valuation Date immediately preceding the distribution date by a fraction, the numerator of which is one (1) and the denominator of which is the number of installments remaining, including the current installment. Notwithstanding the foregoing provisions of this subsection, if the vested balance of a

Participant’s Account at the time the initial installment is due is less than fifty thousand dollars ($50,000), then payment shall be paid in the form of a lump sum.
(d)    Delay in Payment. Notwithstanding the foregoing, a distribution may be delayed beyond the date it would have otherwise been paid under subsection (b) or (c) if the distribution would have jeopardized the ability of the Company to continue as a going concern. In such event, the distribution may be delayed until no later than the first taxable year of the Company in which the making of the payment would not have such effect.
(e)    Earlier Distribution. Notwithstanding the foregoing, a distribution may be made prior to the date specified in the preceding subsections as follows:
(1)    If an amount deferred under this Plan is required to be included in income under Code Section 409A prior to the date such amount is actually distributed, a Participant shall receive a distribution, in a lump sum as soon as practicable after the date the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.
(2)    If an amount deferred under this Plan is required to be distributed under a domestic relations order under Code Section 414(p)(1)(B), it may be distributed prior to the date specified in (a) above.
Section 7.4.    Distribution of Remaining Account Following Participant’s Death.
(a)    Distribution upon Death. In the event of the Participant’s death before payments have commenced from the Participant’s Account, the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in the manner of distribution elected by the Participant, or if none, in a lump sum distribution. In the event of the Participant’s death after installment payments have commenced but prior to receiving all payments due hereunder, the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary after the Participant’s death at the same rate as payment was being made at the time of the Participant’s death, until the Account is fully paid out.
(b)    Designation of Beneficiary. Each Participant may designate a Beneficiary in such form and manner and within such time periods as the Administrator may prescribe. A Participant can change the Participant’s beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Company (or its delegate) while the Participant was alive shall be given effect. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of distribution, the designation shall vest in the Beneficiary the distribution payable after the Beneficiary’s death, and such distribution if not paid by the Beneficiary’s death shall be made to the Beneficiary’s estate. In the event there is no valid beneficiary designation in effect at the time of the Participant’s death, in the event the Participant’s designated Beneficiary does not survive the Participant, or in the event that the beneficiary designation provides that the Beneficiary must be living at the time of distribution and such designated Beneficiary does not survive to the distribution date, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates the Participant’s spouse as a Beneficiary, such beneficiary designation automatically shall become null and void on the date the Administrator receives notice of the Participant’s divorce or legal separation.
Section 7.5.    Distribution in Event of Unforeseeable Emergency. If requested by a Participant while in the employ of the Company or an Affiliate, and if the Administrator determines that an Unforeseeable Emergency has occurred, all or part of the Participant’s Account (other than any non-vested portion) may be paid out to the Participant in a cash lump sum. The amount to be distributed to the Participant shall only be such amount as is needed to alleviate the Participant’s Unforeseeable Emergency, including any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship), or by cessation of deferrals under the Plan.
Section 7.6.    Tax Withholding. The Company (or its paying agent) shall have the right to deduct from any deferral or payment made hereunder, or from any other amount due a Participant, the amount of cash sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Participant’s Account balance shall be reduced by the amount needed to pay the Participant’s portion of such tax.
Section 7.7.    Offset. Prior to a Change in Control, the Company or Affiliate shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death). The offset shall occur at a time permitted by Code Section 409A.
ARTICLE 8.
GENERAL PROVISIONS
Section 8.1.    Administration.
(a)    General. The Committee shall have overall authority with respect to administration of the Plan; provided that the Administrator shall have responsibility for the general operation and daily administration of the Plan as specified herein. If at any time the Committee shall not be in existence, then all determinations shall be made by the Board or an officer of the Company or other committee appointed by the Board (with the assistance of the Administrator). The Committee or Administrator may, in its discretion, delegate any or all of its authority and responsibility. To the extent of any such delegation, any references herein to the Committee or Administrator, as applicable, shall be deemed references to such delegate. Interpretation of the Plan shall be within the sole discretion of the Committee or the Administrator with respect to their respective duties hereunder. If any delegate of the Committee or the Administrator shall also be a Participant or Beneficiary, any determinations affecting the delegate’s participation in the Plan shall be made by the Committee or Administrator, as applicable.
(b)    Authority and Responsibility. In addition to the authority specifically provided herein, the Committee and Administrator shall have the discretionary authority to take any action or make any determination it deems necessary for the proper administration of its respective duties under the Plan, including but not limited to: (1) prescribe rules and regulations for the administration of the Plan; (2) prescribe forms for use with respect to the Plan; (3) interpret and apply all of the Plan’s provisions, reconcile inconsistencies or supply omissions in the Plan’s terms; (4) make appropriate determinations, including factual determinations, and calculations; and (5) prepare all reports required by law. Any action taken by the Committee shall be controlling over any contrary action of the Administrator. The Committee or Administrator may delegate its ministerial duties to a third party and to the extent such delegation, references to the Committee or Administrator herein shall mean such delegate.
(c)    Decisions Binding. The Committee’s and Administrator’s determination shall be final and binding on all parties with an interest hereunder, unless determined to be arbitrary and capricious.
(d)    Indemnification. Service on the Committee or as an Administrator shall constitute service as a director or officer of the Company so that the Committee and Administrator members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee or Administrator services to the same extent that they are entitled under the Company’s By-laws and Wisconsin law for their services as directors or officers of the Company.
Section 8.2.    Restrictions to Comply with Applicable Law. Notwithstanding any other provision of the Plan, the Company shall have no liability to make any payment unless such payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.
Section 8.3.    Funding. The Plan is intended as an unfunded plan of deferred compensation for tax purposes. The Company intends to establish appropriate reserves for the Plan on its books of account in accordance with generally accepted accounting principles. Such reserves shall be, for all purposes, part of the beneficial funds of the Company and no Participant, spouse or other person claiming a right under the Plan shall have any interest, right or title to such reserves. Notwithstanding the foregoing, the Company or an Affiliate may, in its discretion prior to a Change in Control, set aside assets, including in a rabbi trust, equal to part or all of the Account balances and invest such assets in any investment deemed appropriate.

Section 8.4.    Continuation of Plan. The Plan shall be binding upon the Company and any successors or assigns of the Company including any corporation with or into which the Company or its successors or assigns shall consolidate or merge and any transfer of substantially all of the assets of the Company or its successors or assigns.

Section 8.5.    Right to Amend, Suspend or Terminate. The Company reserves the right at any time and from time to time to amend, suspend or terminate the Plan by action of the Board or the Committee without the consent of any Participant or other persons claiming a right under the Plan. No amendment or termination of the Plan may eliminate any Participant’s right to the vested portion of such Participant’s Account without such Participant’s prior written consent.

Section 8.6.    Rights to Benefits. No person shall have any right to a benefit under the Plan except as such benefit has accrued to such person in accordance with the terms of the Plan, and that such right shall be no greater than the rights of any unsecured general creditors of the Company. Notwithstanding any other provisions of this Plan, if a Participant is terminated for Cause, all of such Participant’s rights to benefits under this Plan shall be forfeited. For purposes of this Plan, the Company may terminate the Participant’s employment after the effective date of this Plan for “Cause” only if the conditions set forth in paragraphs (a) and (b) have been met:

(a)
(1)    the Participant has committed any act of fraud, embezzlement or theft in connection with the Participant’s duties as an Officer or in the course of employment with the Company and/or its subsidiaries; or

(2)
the Participant has willfully and continually failed to perform substantially the Participant’s duties with the Company or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness or injury, regardless of whether such illness or injury is job-related) for an appropriate period, which shall not be less than thirty (30) days, after the Chief Executive Officer of the Company (or, if the Participant is then Chief Executive Officer, the Board) has delivered a written demand for performance to the Participant that specifically identifies the manner in which the Chief Executive Officer (or the Board, as the case may be) believes the Participant has not substantially performed the Participant’s duties; or

(3)	the Participant has willfully engaged in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or

(4)	the Participant has willfully and wrongfully disclosed any trade secret or other confidential information of the Company or any of its Affiliates; or

(5)	the Participant has engaged in any competitive activity; and in any such case the act or omission shall have been determined by the Board to have been materially harmful to the Company and its subsidiaries taken as a whole.
For purposes of the provision, (x) no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company and (y) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

(b)	(1) The Company terminates the Participant’s employment by delivering a notice of termination to the Participant, and

(2)
prior to the time the Company has terminated the Participant’s employment pursuant to a notice of termination, the Board, by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board, has adopted a resolution finding that the Participant was guilty of conduct constituting Cause, and specifying the particulars thereof in detail, at a meeting of the Board called and held for the purpose of considering such termination (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board), and

(3)	the Company delivers a copy of such resolution to the Participant with the notice of termination at the time the Participant’s employment is terminated.
In the event of a dispute regarding whether the Participant’s employment has been terminated for Cause, no claim by the Company that the Company has terminated the Participant’s employment for Cause in accordance with this Plan shall be given effect unless the Company establishes by clear and convincing evidence that the Company has complied with the requirements of this Section 8.6 to terminate the Participant’s employment for Cause.
Section 8.7.    Titles. The titles of the Articles and sections herein are included for convenience of reference only and shall not be construed as part of this Plan, or have any effect upon the meaning of the provisions hereof.
Section 8.8.    Separability. If any term or provision of this Plan as presently in effect or as amended from time to time, or the application thereof to any payments or circumstances, shall to any extent be invalid or unenforceable, the remainder of the Plan, and the application of such term or provisions to payments or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term or provision of the Plan shall be valid and enforced to the fullest extent permitted by law.
Section 8.9.    Authorized Officers. Whenever the Company under the terms of the Plan is permitted or required to do or to perform any act or matter or thing, it shall be done and performed by any Officer (or its delegate) duly authorized by the Board of Directors of the Company, provided that the authority to approve Participants shall be vested in the Committee.

Section 8.10.    No Contract of Employment. Nothing herein contained shall be construed to constitute a contract of employment between any Employer and any Employee.
Section 8.11.    Data. It shall be a condition precedent to the entitlement to any benefits under the Plan that each Participant, former Participant and spouse must furnish to the Company such documents, evidence or information as the Company considers necessary or desirable for the purpose of administering the Plan, or to protect the Company.

Section 8.12.    Restrictions Upon Assignments and Creditors’ Claims. Except as otherwise provided in the Plan, no Participant, former Participant or any spouse, or the state of any such person, shall have the power to assign, pledge, encumber or transfer any interest in the Plan while the same shall be possession of the Company. Any such attempt at alienation shall be void.
Section 8.13.    Applicable Law. The Plan shall be construed and administered in accordance with the laws of Wisconsin to the extent such laws are not preempted by ERISA.

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IN WITNESS WHEREOF, the undersigned has executed this Plan, by and on behalf of the Company, this ___________ day of _________________, 2013, effective as of the date set forth above.

OSHKOSH CORPORATION

By:_______________________________

Title: _____________________________

Appendix 1

DEFINITION OF “CHANGE IN CONTROL” AND RELATED TERMS

The term “Change in Control” shall mean the occurrence of any one of the following events:

(i)    any Person (other than (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (individually, an “Excluded Person” and collectively, “Excluded Persons”)) is or becomes the “Beneficial Owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after January 1, 2013, pursuant to express authorization by the Board that refers to this exception) representing twenty-five percent (25%) or more of (1) the combined voting power of the Company’s then outstanding voting securities or (2) the then outstanding shares of common stock of the Company; or

(ii)     the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 1, 2013, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on January 1, 2013, or whose appointment, election or nomination for election was previously so approved; or

(iii)    consummation of a merger, consolidation or share exchange of the Company with any other corporation or issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company), other than (A) a merger, consolidation or share exchange that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after January 1, 2013, pursuant to express authorization by the Board that refers to this exception) representing twenty-five percent (25%) or more of (1) the combined voting power of the Company’s then outstanding voting securities or (2) the then outstanding shares of common stock of the Company; or

(iv)    (A) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or (B) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of twenty-four (24) consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least seventy-five percent (75%) of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this Appendix 1, the term “Act” shall mean the Securities Exchange Act of 1934, as amended; the term “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Act; and the term “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used under Sections 13(d) and 14(d) thereof.